EXHIBIT 1

August 30, 2005
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX - ERF.un
NYSE - ERF

ENERPLUS RESOURCES FUND COMPLETES ACQUISITION OF
U.S. OIL AND GAS ASSETS

Enerplus Resources Fund is pleased to announce that the acquisition of Lyco Energy Corporation (“Lyco"), a private oil and natural gas producer operating in Montana and North Dakota, has been completed.

As a result of the closing of the Transaction, trading in Enerplus' previously issued Subscription Receipts (TSX: ERF.R) has been halted and the Subscription Receipts will be delisted at the close of business on August 30, 2005. Holders of Enerplus' Subscription Receipts at the close of business on August 30, 2005 will receive one Enerplus trust unit (a "Trust Unit") for each Subscription Receipt held, effective at 5:00 p.m. (Calgary time) on August 30, 2005. As the Subscription Receipts trade in the "book-entry" system and no individual certificates are issued, holders of Subscription Receipts are not required to take any action in order to receive the Trust Units to which they are entitled, and "book-entry" customer confirmations will be entered into holders' accounts through CDS on or about August 31, 2005.

Holders of Subscription Receipts who are entitled to receive Trust Units will also receive, for each Trust Unit acquired on the exchange of Subscription Receipts, a payment of $0.37, reflecting the amount that the holder would have received had that person been a holder of Trust Units on August 10, 2005 the record date for the Fund's last monthly distribution. This amount will be paid to holders’ accounts through CDS on or before September 6, 2005 to the holders of Subscription Receipts who are entitled to receive Trust Units.

The Subscription Receipts and the underlying Trust Units have not been, nor will be, registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or any applicable exemption from the registration requirement of such Act.

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR THE DISSEMINATION IN THE UNITED STATES. ANY FAILURE TO COMPLY WITH THIS RESTRICTION MAY CONSTITUTE A VIOLATION OF U.S. SECURITIES LAW.

For more information, please contact Eric Tremblay, Senior Vice President, Capital Markets, or Investor Relations at 1-800-319-6462 or email investorrelations@enerplus.com.

All monetary sums referred to herein are expressed in Canadian dollars. Furthermore, this news release contains certain forward-looking statements, which are based on Enerplus' current internal expectations, estimates, projections, assumptions and beliefs. Some of the forward-looking statements may be identified by words such as "expects", "anticipates", "believes", "projects", "plans" and similar expressions. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus' actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. Enerplus has adopted the standard of 6 Mcf:1 BOE when converting natural gas to BOEs. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf:1 BOE is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. These risks and uncertainties include, among other things, changes in general economic, market and business conditions; changes or fluctuations in production levels, commodity prices, currency exchange rates, capital expenditures, reserves or reserves estimates and debt service requirements; changes to legislation, investment eligibility or investment criteria; Enerplus' ability to comply with current and future environmental or other laws; Enerplus' success at acquisition, exploitation and development of reserves; actions by governmental or regulatory authorities including increasing taxes, changes in investment or other regulations; and the occurrence of unexpected events involved in the operation and development of oil and gas properties. Many of these risks and uncertainties are described in Enerplus' 2003 Annual Information Form and Enerplus' Management's Discussion and Analysis. Readers are also referred to risk factors described in other documents Enerplus files with the Canadian and U.S. securities authorities. Copies of these documents are available without charge from Enerplus. Enerplus disclaims any responsibility to update these forward-looking statements.